[Servotronics, Inc. Letterhead]	Exhibit 99.1

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

MARCH 14, 2019

SERVOTRONICS, INC. ANNOUNCES

2018 OPERATING RESULTS

Elma, NY – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today the results of its operations for the year ended December 31, 2018.

Net income for year ended December 31, 2018 was $3,498,000 (or $1.54 per share Basic and $1.49 Diluted) on consolidated revenues of $47,857,000 as compared to net income for the same period of 2017 of $1,317,000 (or $0.58 per share Basic and $0.57 Diluted) on revenues of $41,444,000.

Gross margin for 2018 was $12.1 million, or 25.3% of revenue, compared with $10.0 million, or 24.1% of revenue for 2017. The increase as a percentage of revenue is primarily due to the mix of product sold, as well as the realization of certain expected operational efficiencies attributable to increased production at the ATG. EBITDA for the year ended December 31, 2018 was $5,339,000, or 11.2% of revenue, as compared to $3,027,000, or 7.3% of revenue, for the same period of 2017.

For 2017, adjusted net income was $1,772,000 and adjusted EBITDA was $3,746,000 taking into account certain non-recurring items related to the death benefits under the employment agreement for the Company’s late founder, Chairman and Chief Executive Officer and arbitration expense, each net of tax, as shown in the reconciliation of Non-GAAP financial measures below. There were no similar adjustments for 2018.

“We had a strong year in 2018 and we are proud of the continued improvement in both our top and bottom line results. This was our fifth consecutive year of revenue growth and reflects our strategy to build long-term, sustainable and steady growth” said Kenneth D. Trbovich, CEO and Chairman of the Board. “Having generated this momentum, we continue to drive for further growth through the implementation of technological improvements and investments in our workforce. We believe our financial stability and strategic focus on growth ensure that we are well positioned to generate value for our customers and our shareholders.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). The Company’s management uses the non-GAAP measure “adjusted net income”, EBITDA and adjusted EBITDA in their analysis of the Company’s performance. The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization and such measure is used to evaluate and compare the core operating performance of the Company from period to period. Adjusted net income and adjusted EBITDA reflect changes in financial results associated with the non-recurring charges and income items highlighted below. Management believes the presentation of these financial measures provides important supplemental information in evaluating the operating results of the Company from period to period by removing nonrecurring items that are not indicative of ongoing operating results. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts ($000’s omitted):

	Years ended
	December 31,
Adjusted Net Income Reconciliation	2018	2017

As reported net income	$3,498	$1,317
Non-GAAP adjustments, net of tax
Non-recurring employment contract expense	-	284
Non-recurring arbitration expense	-	171
Non-GAAP adjusted net income	$3,498	$1,772

Per share amounts:
Non-GAAP adjusted net income per share (basic)	$1.54	$0.78
Basic weighted average common shares	2,272	2,267

EBITDA and Adjusted EBITDA Reconciliation	2018	2017

As reported net income	$3,498	$1,317
Add/(Subtract) back:
Other income, net	(28)	(10)
Interest Expense	107	77
Depreciation and amortization	1,025	885
Provision for income taxes	737	758
EBITDA	5,339	3,027
Non-recurring employment contract expense	-	449
Non-recurring arbitration expense	-	270
Non-GAAP adjusted EBITDA	$5,339	$3,746

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from fixed price contracts with agencies of the U.S. Government or their prime contractors. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy, including political risks, adverse changes in legal and regulatory environments, and difficulty in predicting defense appropriations, the introduction of new technologies and the impact of competitive products. the vitality of the commercial aviation industry and its ability to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components, the Company’s ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation and the additional risks discussed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American